SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2008
World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27639	04-2693383

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street,
Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 352-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 © under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On August 1, 2008, the Board of Directors of World Wrestling Entertainment, Inc. (the “Company”) elected the following individuals as Directors: Kevin Dunn, Frank A. Riddick, III and Jeffrey R. Speed. Each of these three directors shall serve until the next annual meeting of the Company’s stockholders or his successor shall have been chosen and qualified. Messrs Riddick and Speed have been determined by the Board to satisfy the independence requirements of applicable New York Stock Exchange and Securities and Exchange Commission rules and each is financially literate. Messrs Riddick and Speed will join the Company’s Audit Committee in addition to current members David Kenin and Michael Solomon. Mr. Riddick will chair the Committee. As announced in connection with his election at the Company’s last Annual Meeting, Robert Bowman intended to resign when the Company found a suitable, independent director to succeed him. Accordingly, on August 4, 2008, he resigned as a Director and member of the Audit Committee.
          Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and, before that, served as our Executive Producer for 11 years. In his current position running WWE’s pivotal television business, he manages WWE’s television and production facilities, including a team of approximately 165 people that produce five hours of fresh, prime time television programming each week for U.S. networks and nine hours of original programming for international markets, as well as content for DVDs, pay-per-views, and video on demand. Mr. Dunn has been the line producer of all WWE telecasts since 1988, including more than 700 episodes of RAW and 24 WrestleMania pay-per-views.
          Mr. Riddick is a consultant to TowerBrook Capital Partners, L.P. (“TowerBrook”), a New York and London — based private equity firm. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials used in countertops, cabinets, and flooring from January 2002 to April 2008. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Prior to joining Armstrong, Mr. Riddick held a number of financial managerial positions with FMC Corporation, General Motors Corporation and Merrill Lynch & Co., Inc. Mr. Riddick is a director of GrafTech International Ltd, a manufacturer of graphite electrodes for electric arc furnace steel and various other ferrous and nonferrous metals; natural graphite products for the electronics industry and fuel cell solutions for the transportation and power generation industries; and graphite and carbon products, as well as related technical services, for the transportation, solar, and oil and gas exploration industries.
          Mr. Speed has served as Executive Vice President and Chief Financial Officer for Six Flags, Inc., the world’s largest regional theme park operator, since April 2006. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, most recently serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer for Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, which is the number one tourist destination in Europe. Prior to Euro Disney, Mr. Speed served as Vice President, Corporate Finance and Assistant Treasurer for The Walt Disney Company. Before joining Disney in 1993, Mr. Speed spent approximately nine years with the public accounting firm Price Waterhouse (now known as PriceWaterhouseCoopers).
          Messrs Riddick and Speed shall be entitled to our normal Board and Committee retainers and meeting fees. Mr. Dunn, as a management Director, will not receive additional compensation for his service as a Director.
Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated August 7, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ Michael Sileck
Michael Sileck
Chief Operating Officer

Dated: August 7, 2008